Exhibit 99.1

OXiGENE’S Board of Directors Names Experienced Biotech Executive, Richard Chin, M.D., as President and Chief Executive Officer
WALTHAM, Mass.—(BUSINESS WIRE)—June 30, 2006—
Dr. Chin, SVP of Global Development at Elan Corporation and Former Head of Clinical Research for the Biotherapeutics Unit at Genentech, Tapped to Lead OXiGENE Through Its Next Stage of Corporate Growth
OXiGENE, Inc. (NASDAQ: OXGN; XSSE: OXGN), a leading developer of biopharmaceutical compounds to treat oncologic and ophthalmologic diseases, announced that Richard Chin, M.D. has been appointed to the position of President and Chief Executive Officer, replacing Frederick Driscoll.
Dr. Chin, a Harvard trained, Board Certified Internist, and a current member of OXiGENE’s Board of Directors, brings with him extensive experience in drug development and corporate collaborations. During Dr. Chin’s tenures at Elan Corporation, Genentech and Procter & Gamble, he oversaw over 40 Investigational New Drug (IND) Applications for new molecular entities and new indications, and eight New Drug Applications (NDAs)/Biologic License Applications (BLAs). Most recently, he oversaw the approval of the reintroduction of TYSABRI(R), a multiple sclerosis drug developed in collaboration with Biogen Idec. Other FDA approved products which Dr. Chin was instrumental in launching are TNKase™ (for myocardial infarction), Raptiva(R) (for psoriasis), Xolair(R) (for asthma), Cathflo(R) (for catheter clearance) and Prialt(R) (for pain). He also has significant expertise in the development of angiogenic and antiangiogenic therapies. He played a critical role in developing Lucentis™ (for age-related macular degeneration), oversaw the Vascular Endothelial Growth Factor (VEGF) program for wound healing, and led the Avastin(R) non-oncology teams at Genentech. Also at Genentech, he led the Herceptin(R) cardiotoxicity team and oversaw multiple programs for Rituxan(R) in immunological diseases as well as the Hedgehog antagonist basal cell carcinoma program.
“We are pleased to have a person of Richard’s caliber on our management team to dynamically lead the Company and its compounds towards potential commercialization,” commented Joel Citron, Chairman of the Board of Directors at OXiGENE. “Richard’s therapeutic development expertise combined with his extensive knowledge of global regulatory processes will be invaluable as OXiGENE works to advance its lead compounds for the treatment of oncology and certain eye diseases.”
In Dr. Chin’s most recent role as Senior Vice President and Head of Global Development for Elan Corporation, he had worldwide responsibility for Clinical Development, Regulatory, Biostatistics, Quality Assurance/Compliance, Chemistry Manufacturing and Control, Safety and Medical Affairs, comprising up to 300 employees. Previously, Dr. Chin served in various clinical and scientific roles of increasing responsibility for Genentech, Inc., and ultimately served as the Head of Clinical Research for the Biotherapeutics Unit. In this position, Dr. Chin oversaw approximately half of all Phase I through Phase IV clinical trials for Genentech, including over 20 products. Dr. Chin also oversaw clinical due diligence for all non-oncology business development activities at Genentech and has extensive experience managing multiple corporate partnerships, including relationships with Boehringer Ingelheim, Xoma, Roche, Biogen Idec, Aventis, and Cor (now Millenium), among others. Dr. Chin began his career at Procter & Gamble Pharmaceuticals where he served as Associate Medical Director.
“I am a strong believer in the potential of vascular disrupting technology and was delighted to join OXiGENE’s Board of Directors last August,” commented Dr. Richard Chin. “Today, I am honored to assume my new role and to lead OXiGENE in its next phase of growth, including the clinical, regulatory, and business development activities that will be required to bring Combretastatin to potential market commercialization. I look forward to working and collaborating with the stellar team of employees at OXiGENE as we strive to bring new therapeutics to patients with significant unmet medi cal needs.”
Dr. Chin holds a Medical Degree from Harvard Medical School. He received a Masters and Bachelor of Arts degree in Law with honors from Oxford University, England under a Rhodes Scholarship. He graduated with a Bachelor of Arts in Biology, magna cum laude, from Harvard University. Dr. Chin is a Diplomate, American Board of Internal Medicine and is licensed to practice medicine in California. He previously served on the adjunct clinical faculty at

Stanford Medical School.
Mr. Citron concluded, “We thank Fred Driscoll for his leadership during an important and challenging phase of OXiGENE’s growth and development. Fred, who has been with OXiGENE for approximately six years, has been instrumental in positioning the Company for success with its vascular disruption technology.”
About OXiGENE, Inc.
OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat oncologic and ophthalmic diseases. The Company’s major focus is clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
Certain statements in this news release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: the timing and results of clinical development of CA4P; the therapeutic promise of the vascular disrupting mechanism; and the availability of resources to execute on critical corporate objectives. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s Form 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
All trademarks and/or registered trademarks in this release are the property of their respective holders.
CONTACT: OXiGENE, Inc.
Susan Hager, 781-547-5900
Director of Communications
shager@oxigene.com